Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 7, 2018 with respect to the combined carve-out financial statements of the Orion Target Businesses for the years ended December 31, 2017 and 2016 included in the Form 8-K of MTBC, Inc. which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.” Montgomery Coscia Greilich, LLP merged into Baker Tilly Virchow Krause (“Baker Tilly”) on May 31, 2019. As such, Baker Tilly is a successor in interest to Montgomery Coscia Greilich.

/s/ Baker Tilly Virchow Krause

Plano, Texas
July 12, 2019